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                                                                    EXHIBIT 10.3

                         RESEARCH COOPERATION AGREEMENT

This Research Cooperation Agreement effective as of October 1, 1999 (the "Effective Date") is between Bayer AG ("Bayer"), a German corporation, and ArQule, Inc. ("ArQule"), a Delaware Corporation.

                                    RECITALS

     WHEREAS, ArQule has expertise relating to the design and synthesis of libraries of chemical compounds using rapid parallel synthesis methods;

     WHEREAS, Bayer desires to obtain chemical compounds on a custom synthesis basis; and

     WHEREAS, ArQule is willing to use its expertise to produce such chemical compounds for Bayer under the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement, Bayer and ArQule hereby agree as follows:

1.   DEFINITIONS.

     1.1 "AFFILIATE" means any business entity which directly or indirectly controls, is controlled by, or is under common control with either party to this Agreement. A business entity shall be deemed to control another business entity if it owns, directly or indirectly, at least fifty percent of the outstanding voting securities, capital stock, or other comparable equity or ownership interest of such business entity, or exercises equivalent influence over such entity. If the Laws of the jurisdiction in which such entity operates prohibit ownership by a party of 50% control shall be deemed to exist at the maximum level of ownership allowed by such jurisdiction.

     1.2 "CHEMICAL BUILDING BLOCK" means a chemical component used in the synthesis of a compound in a combinatorial library, and specifically refers to the chemical components used to produce Custom Array Compounds under this Agreement.

     1.3 "CHEMICAL THEME" means chemical, structural, or other physical characteristics that define a Custom Array Set, as determined by the Research Committee in accordance with Section 3.2. Typically, a Chemical Theme will be defined by a core structure or synthesis pathway.

     1.4 "CONFIDENTIAL INFORMATION" means any technical or business information furnished by one party (the "Disclosing Party") to the other party (the "Receiving Party") in connection with this Agreement. Such Confidential Information may include, without limitation, the identity or use of a chemical compound, the identity or use of a biological target, trade secrets, know-how, inventions, technical data or specifications, testing methods, business or financial information, research and development activities, and Research Committee reports.

     1.5 "CUSTOM ARRAY COMPOUND" means a chemical compound in the Custom Array Sets provided by ArQule to Bayer under the Custom Array Program.


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     1.6  "CUSTOM ARRAY PROGRAM" means a synthesis program under which ArQule produces Custom Array Compounds and delivers the Custom Array Compounds to Bayer, as further described in Article 3 below.

     1.7 "CUSTOM ARRAY SET" means a set of Custom Array Compounds consisting of diverse, structurally related small organic chemical compounds with a single Chemical Theme arranged in a spatially addressable format, which are produced by ArQule for Bayer under the Custom Array Program as described in Article 3 below.

     1.8 "PATENT RIGHTS" means any United States and foreign patent application and any divisional, continuation, or continuation-in-part of such patent application (to the extent the claims are directed to subject matter specifically described therein), as well as any patent issued thereon and any reissue or reexamination of such patent, and any foreign counterparts to such patents and patent applications. "ARQULE PATENT RIGHTS" means Patent Rights that are either (i) assigned solely to ArQule, (ii) assigned jointly to ArQule and a party other than Bayer, or (iii) licensed to or otherwise controlled by ArQule, in each case to the extent that ArQule has the ability to license or sublicense such rights as required under this Agreement without payment to or the consent of a third party. "BAYER PATENT RIGHTS" means Patent Rights that are either (i) assigned solely to Bayer, (ii) assigned jointly to Bayer and a party other than ArQule, or (iii) licensed to or otherwise controlled by Bayer, in each case to the extent that Bayer has the ability to license or sublicense such rights as required under this Agreement without payment to or the consent of a third party. "JOINT PATENT RIGHTS" means Patent Rights assigned to both ArQule and Bayer as joint owners. Joint Patent Rights will include (i) Patent Rights claiming Joint Technology and (ii) Patent Rights claiming both ArQule Technology and Bayer Technology in a single filing.

     1.9 "PRODUCTION PLAN" means an initial [*] plan developed by the parties prior to the Effective Date and each successive [*] plan developed by the Research Committee and approved by the Steering Committee for the production of Custom Array Sets by ArQule for Bayer under the Custom Array Program as described in Section 3.3. The Research Committee may periodically modify the Production Plans during the performance of the Custom Array Program, subject to the approval of the Steering Committee in the case of material changes.

     1.10 "PROPRIETARY MATERIALS" means any tangible research materials, whether biological, chemical, physical, or otherwise, that one party (the "Provider") furnishes to the other party (the "Recipient") under this Agreement and designates as proprietary or confidential, excluding Custom Array Compounds and compounds within the virtual libraries designated in accordance with the procedures set forth on Exhibit C.

     1.11 "RESEARCH COMMITTEE" means the joint Research Committee described in
Section 2.1.

     1.12 "STEERING COMMITTEE" means the joint Steering Committee described in
Section 2.2.


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     1.13 "TECHNOLOGY" means any proprietary development, idea, design, concept, technique, process, invention, Proprietary Material, discovery, or improvement, whether or not patentable or copyrightable. "ARQULE TECHNOLOGY" means Technology that is either (i) assigned solely to ArQule, (ii) assigned jointly to ArQule and a party other than Bayer, or (iii) licensed to or otherwise controlled by ArQule, in each case to the extent that ArQule has the ability to license or sublicense such rights as required under this Agreement without payment to or the consent of a third party. "BAYER TECHNOLOGY" means Technology that is either
(i) assigned solely to Bayer, (ii) assigned jointly to Bayer and a party other than ArQule, or (iii) licensed to or otherwise controlled by Bayer, in each case to the extent that Bayer has the ability to license or sublicense such rights as required under this Agreement without payment to or the consent of a third party. "JOINT TECHNOLOGY" means Technology that is developed or discovered jointly by one or more employees or consultants of Bayer and one or more employees or consultants of ArQule in connection with this Agreement.

     1.14 "VALID CLAIM" means either (i) a claim of an issued patent that has not been held unenforceable or invalid by an agency or a court of competent jurisdiction in any unappealable or unappealed decision or (ii) a claim of a patent application that is pending and has not been abandoned or finally rejected without the possibility of appeal or refiling.

2.   MANAGEMENT OF CUSTOM ARRAY PROGRAM.

     2.1  RESEARCH COMMITTEE

          2.1.1 ESTABLISHMENT OF RESEARCH COMMITTEE. The parties hereby establish a Research Committee comprised of six (6) members, with three (3) representatives appointed by each party. The members initially designated by Bayer are [*]. The members initially designated by ArQule are [*]. A party may change any of its representatives to the Research Committee at any time upon written notice to the other party.

          2.1.2 DUTIES OF RESEARCH COMMITTEE. The Research Committee shall monitor, manage, and administer the Custom Array Program under this Agreement. In general, the Research Committee will have responsibility for all issues of a scientific or technical nature (e.g., scheduling, quality, and delivery formats). Specifically, the Research Committee will select Chemical Themes for production, develop Production Plans, determine whether to publish research results, and resolve all matters involving scientific questions. The Research Committee may have other responsibilities as expressly set forth in this Agreement. All decisions of the Research Committee are subject to the authority of the Steering Committee.

          2.1.3 MEETINGS OF RESEARCH COMMITTEE. Unless otherwise determined by the Research Committee, the Research Committee shall meet at least once each calendar quarter alternately at the location of each party, or at other times, locations, or manner (e.g., telephone conferences) determined by the Research Committee. Each party shall bear its own costs incurred in connection with such meetings. A representative of the Research Committee jointly appointed by its members shall provide each member with live (5) business days notice of the

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time and location of each quarterly meeting, unless such notice is waived by all members. If a designated representative of a party cannot attend a meeting of the Research Committee, such party may designate a different representative for that meeting without notice to the other party, and the substitute member will have full power to vote on behalf of the permanent member. Except as otherwise provided in this Agreement, all actions and decisions of the Research Committee will require [*]. If the Research Committee fails to reach agreement upon any matter, the dispute will be resolved by the Steering Committee. Within ten (10) business days following each quarterly meeting of the Research Committee, a representative of the Research Committee jointly appointed by its members shall prepare and deliver, to both parties, a written report describing the program status and the issues, decisions, conclusions, and other actions taken by the Research Committee. The written minutes will be approved by the Research Committee at its next quarterly meeting.

     2.2  STEERING COMMITTEE

          2.2.1 ESTABLISHMENT OF THE STEERING COMMITTEE. The parties hereby establish a Steering Committee comprised of six (6) members, with three (3) representatives appointed by each party. The members initially designated by Bayer are [*]. The members initially designated by ArQule are [*]. A party may change any of its representatives to the Steering Committee at any time upon written notice to the other party.

          2.2.2 DUTIES OF THE STEERING COMMITTEE. The Steering Committee shall monitor the Custom Array Program, and shall have general approval authority for all matters within the Custom Array Program. Specifically, the Steering Committee shall approve each Production Plan and material changes to the Production Plan, including any variances to the standard criteria in Section
3.5. The Steering Committee may have other responsibilities as expressly set forth in this Agreement. [*].

          2.2.3 MEETINGS OF THE STEERING COMMITTEE. Unless otherwise determined by the Steering Committee, the Steering Committee shall meet at least once each calendar quarter alternately at the location of each party, or at other times, locations, or manner (e.g., telephone conferences) determined by the Steering Committee. Each party shall bear its own costs incurred in connection with such meetings. A representative of the Steering Committee jointly appointed by its members shall provide each member with five (5) business days notice of the time and location of each quarterly meeting, unless such notice is waived by all members. If a designated representative of a party cannot attend a meeting of the Steering Committee, such party may designate a different representative for that meeting without notice to the other party, and the substitute member will have full power to vote on behalf of the permanent member. Except as otherwise provided in this Agreement, all actions and decisions of the Steering Committee will require [*]. If the Steering Committee fails to reach agreement upon any matter, the dispute will be resolved in accordance with the procedures set forth in Article 10 below. Within ten (10) business days following each quarterly meeting of the Research Committee, a representative of the Steering Committee jointly appointed by its members shall prepare and

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deliver, to both parties, a written report describing the program status and the issues, decisions, conclusions, and other actions taken by the Steering Committee. The written minutes will be approved by the Steering Committee at its next quarterly meeting.

     2.3 COOPERATION. Each party agrees to provide the Research Committee and Steering Committee with information and documentation as reasonably required for the Research Committee and Steering Committee to fulfill their duties under this Agreement. In addition, each party agrees to make available its employees and consultants as reasonably requested by the Research Committee and Steering Committee. The parties anticipate and intend that members of the Research Committee will communicate informally with each other and with employees and consultants of the parties on matters relating to the Custom Array Program.

     2.4 PROJECT LEADER. ArQule shall appoint a full-time Project Leader who will manage the day-to-day operations of the Custom Array Program. The Project Leader shall serve on the Research Committee. The initial Project Leader shall be [*]. If the Project Leader becomes unavailable for any reason, ArQule shall promptly appoint a new Project Leader after consulting with Bayer.

3.   CONDUCT OF CUSTOM ARRAY PROGRAM.

     3.1 DESCRIPTION OF CUSTOM ARRAY PROGRAM. The Custom Array Program under this Agreement consists of the production and delivery by ArQule of Custom Array Sets containing an aggregate of [*] Custom Array Compounds over a [*} period, as further described in this Article. As described in Section 3.3., ArQule will produce and deliver the Custom Array Sets in accordance with a Production Plan that is developed and modified by the Research Committee. As described in Section 3.5., each Custom Array Set will [*], subject to modification by the Research Committee. ArQule will use diligent efforts to produce and deliver to Bayer approximately [*] Custom Array Compounds [*] and approximately [*] Custom Array Compounds [*].

     3.2 DESIGN OF CUSTOM ARRAY SETS. The parties will design and plan the Custom Array Sets according the following procedures. [*]. Each party shall follow the "Operational Procedures for Library Exclusivity" set forth on Exhibit C for the disclosure, evaluation, and acceptance of each library proposal in the Custom Array Program, which exhibit is hereby incorporated into and made a part of this Agreement. In accordance with the Operational Procedures for Library Exclusivity, ArQule reserves the right to exclude from the Custom Array Program any compound that was previously committed to a third party or an internal ArQule program. In such event, ArQule will notify the Research Committee as soon as possible after the Custom Array Set is designed, but in any event before the Custom Array Set is delivered to Bayer.

     3.3 DEVELOPMENT OF PRODUCTION PLAN. At the first Steering Committee meeting, the parties shall approve an initial Production Plan pursuant to which ArQule will use diligent efforts to produce and deliver the Custom Array Sets to Bayer during the first [*] of the Custom Array

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Program, commencing on the Effective Date. Thereafter, the parties shall develop
Production Plans at least once every [*]. The Research Committee shall submit each Production Plan to the Steering Committee for approval. Each Production
Plan shall become effective only after approval by the Steering Committee. The Research Committee may modify any Production Plan at its discretion, subject to approval of material changes by the Steering Committee. Each Production Plan will include the following: [*]. The Production Plan shall also include an expected production and delivery schedule of Custom Array Sets by ArQule and may include other issues or items that the Research Committee determines would facilitate the Custom Array Program.

     3.4 SUPPLY OF CHEMICAL BUILDING BLOCKS. Bayer will supply any Chemical Building Blocks required under each Production Plan that are Bayer Proprietary Materials or are otherwise not readily available to ArQule [*] from the most recent version of the Available Chemicals Directory (ACD) or, in the case of Chemical Blocks that are ArQule Proprietary Materials, within the ArQule inventory. To the extent that Bayer does not supply such Chemical Building Blocks on schedule or within the specifications required by the Production Plan (e.g., quantity and purity), ArQule will be relieved of its obligations under that Production Plan for producing Custom Array Sets that require those Chemical Building Blocks. However, in such event, the Research Committee shall determine whether to substitute different Chemical Building Blocks or postpone production of the library until Bayer supplies the required Chemical Building Blocks.

     3.5 PERFORMANCE OF CUSTOM ARRAY PROGRAM. ArQule will use diligent efforts to produce and deliver the Custom Array Sets in accordance with the Production Plan. The parties intend that ArQule will produce and deliver [*] Custom Array Compounds in [*] Custom Array Compounds in [*]; and [*] Custom Array Compounds in [*]. The parties further intend that the Custom Array Sets delivered under the Custom Array Program will, on average, contain approximately [*] Custom Array Compounds per Custom Array Set. The parties will determine whether to proceed with full production of a Custom Array Set based on the "Standard Procedure for the Automated Process Development of Bayer Custom Arrays" set forth on EXHIBIT D, which exhibit is hereby incorporated into and made a part of this Agreement. After ArQule completes each step of this standard procedure, the Research Committee will decide whether to proceed with the next step in the development and production of a proposed Custom Array Set. If the Research Committee decides to proceed. ArQule will use diligent efforts to complete the next step in the development and production of the Custom Array Set; otherwise, the proposed Custom Array Set is eliminated from that Production Plan (but may be incorporated into future Production Plans as circumstances change). Unless otherwise determined by the Research Committee, ArQule will deliver the following of each Custom Array Compound: [*] Upon the shipment of each Custom Array Set. ArQule will provide Bayer with electronic data files containing, among other things, [*]. ArQule will format the data for compatibility with the Bayer chemical registration system.

     3.6 EXCLUSIVITY FOR CUSTOM ARRAY COMPOUNDS. For a period [*] after ArQule ships a Custom Array Set to Bayer pursuant to this Agreement. ArQule will not disclose or

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transfer to any third party any Custom Array Compound within that Custom Array
Set or any other compound within a virtual library based on that Custom Array Set as defined in accordance with the procedures set forth on EXHIBIT C. At the conclusion of the [*] exclusivity period, the above restriction shall expire except with respect to compounds that are covered by a Valid Claim of a patent or patent application within the Bayer Patent Rights as identified by Bayer in a list provided to ArQule before the exclusivity period expires.

     3.7 USE AND DISCLOSURE OF [*]. Bayer shall have the right to use the [*] furnished by ArQule under Section 3.5. above for each Chemical Theme for internal research and development purposes. All proprietary [*] furnished by ArQule to Bayer shall he considered ,ArQule Confidential Information and treated in accordance with Article 7 of this Agreement; provided, however, that Bayer shall have the right to disclose such [*] as required to [*], with written notice to ArQule which is received by ArQule at least twenty (20) days before such [*]. ArQule shall have the right to use [*] furnished by Bayer for use in the Custom Array Program for any purpose, except as otherwise provided in this Agreement. All proprietary [*] furnished by Bayer to ArQule shall be considered Bayer Confidential Information and treated in accordance with Article 7 of this Agreement.

4.   TECHNOLOGY TRANSFER.

     4.1 TECHNOLOGY TRANSFER TO ARQULE. Bayer agrees to disclose to ArQule the proprietary Bayer Technology set forth on Exhibit A and any improvements thereto that Bayer develops during the term of this Agreement (the "[*]") and to furnish ArQule with detailed specifications, protocols, and know-how. Bayer will undertake diligent efforts to enable ArQule to achieve the results achieved by Bayer using the [*]. ArQule acknowledges that establishing the [*] at ArQule may require certain adjustments which are specific for ArQule and that Bayer cannot guarantee the success of this process. Bayer hereby grants ArQule a non-exclusive, worldwide, perpetual, royalty-free license (without the right to sublicense) under the Bayer Patent Rights and other rights in Bayer Technology to use the [*] within ArQule and its Affiliates. ArQule acknowledges that the [*] constitutes Bayer Confidential Information.

     4.2 TECHNOLOGY TRANSFER TO BAYER. ArQule hereby agrees to disclose to Bayer the proprietary ArQule Technology set forth on Exhibit B and any improvements thereto that ArQule develops during the term of this Agreement (the "[*]") and to furnish Bayer with detailed specifications, protocols, and know-how. ArQule will undertake diligent efforts to enable Bayer to achieve the results achieved by ArQule using the [*]. Bayer acknowledges that establishing the [*] at Bayer may require certain adjustments which are specific for Bayer and that ArQule cannot guarantee the success of this process. ArQule hereby grants Bayer a non-exclusive, worldwide, perpetual, royalty-free license (without the right to sublicense) under the ArQule Patent Rights and other rights in ArQule Technology to use the [*] within Bayer and its Affiliates. Bayer acknowledges that the [*] constitutes ArQule Confidential Information.

5.   PAYMENTS, PROCEDURES, AND RECORDS.

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     5.1  UP-FRONT FEES. In consideration of the ongoing development and production of the Custom Array Sets by ArQule under the Custom Array Program and of the [*] exclusive right granted to Bayer for filing Patent Rights on such compounds as described in Section 3.6., Bayer shall pay ArQule the following up-front fees:

                              Contract Year                                  Payment
                              -------------                                  -------

                                   1st                                         [*]
                                   2nd                                         [*]
                                   3rd                                         [*]

Bayer shall pay the initial [*] up-front fee within ten (10) business days after the Effective Date. Thereafter, the up-front fee will be payable in four equal installments at the beginning of each calendar quarter during the term of the Agreement.

     5.2 SUCCESS FEES. In consideration of the delivery of the Custom Array Sets by ArQule under the Custom Array Program and of the [*] exclusive right granted to Bayer for filing Patent Rights on such compounds as described in
Section 3.6. Bayer shall pay ArQule the following success fees for each Custom Array Compound delivered:

                     Contract Year                Success Fee Per Compound            Aggregate Success Fees
                     -------------                ------------------------            ----------------------

                          1st                                [*]                                [*]
                          2nd                                [*]                                [*]
                          3rd                                [*]                                [*]

The success fees shall be due on a quarterly basis at the conclusion of each calendar quarter, payable within thirty (30) days.

     5.3 EXTRAORDINARY EXPENSES. In the unusual event that ArQule incurs extraordinary expenses at the request of the Research Committee in order to produce a specific Custom Array Set (e.g., the purchase or development of special capital equipment or the purchase or synthesis of Chemical Building Blocks or other stoichiometric chemicals or reagents that cost in excess of [*] per gram), Bayer shall pay such extraordinary expenses as approved by the Steering Committee.

     5.4 METHOD AND CURRENCY OF PAYMENT. The parties shall use a mutually acceptable method of payment for all amounts payable by Bayer to ArQule under this Agreement. All payments due to ArQule under this Agreement shall be payable in United States dollars within thirty (30) days after invoice.

     5.5 LATE PAYMENTS. Any payments by Bayer that are not paid on or before the date such payments are due under this Agreement shall bear interest, to the extent permitted by law, at two percentage points above the Prime Rate of interest as reported in the WALL STREET JOURNAL on

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the date payment is due, with interest calculated based on the number of days that payment is delinquent.

     5.6 WITHHOLDING AND SIMILAR TAXES. Each party shall pay any and all taxes levied on account of amounts it receives as payments under this Agreement. If laws or regulations require that taxes be withheld, the party making payments to the other party will (i) deduct those taxes from the remittable payment, (ii) timely pay the taxes to the proper taxing authority, and (iii) send to the party receiving a payment evidence of such taxes within thirty (30) days following that payment. The selling party agrees to make all reasonable and lawful efforts to minimize such taxes to the other party.

     5.7 TRANSIT OF COMPOUNDS. ArQule shall have responsibility for the Custom Array Compounds during transit to Germany, including payment of associated expenses and the risk of transit. Bayer shall have responsibility for the Custom Array Compounds after they are unloaded in Germany, including payment of associated expenses, customs and duties, and the risk of transit.

6.   INTELLECTUAL PROPERTY.

     6.1 OWNERSHIP OF INTELLECTUAL PROPERTY. Neither party shall have any rights in Patent Rights and Technology that is developed or discovered by the other party prior to the Effective Date or outside of the research performed under this Agreement. Ownership of Patent Rights and Technology arising from the research performed under this Agreement shall be allocated in the following manner:

     (i)   [*]

     (ii)  [*]

     (iii) [*].

     6.2  PATENT RIGHTS.

          6.2.1 PATENT RIGHTS IN CUSTOM ARRAY COMPOUNDS.[*].

          6.2.2 PATENT RIGHTS IN COMBINATORIAL LIBRARIES. [*].

          6.2.3 OTHER PATENT RIGHTS. Bayer shall have sole responsibility for and control over the management of Bayer Patent Rights and ArQule shall have sole responsibility for and control over the management of ArQule Patent Rights. Each party will bear its own expenses in connection with such Patent Rights. The Research Committee will recommend and the Steering Committee will decide whether to seek Joint Patent Rights. If the Steering Committee decides to seek any Joint Patent Rights under this Subsection, the parties shall jointly prepare, file, prosecute, and maintain such Patent Rights, and all related expenses shall be borne equally by

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the parties. In the event that a party desires to cease further payment of patent-related expenses for such a Joint Patent Right in any country and the other party desires to maintain the Joint Patent Right, the withdrawing party may assign to the continuing party all rights in that Joint Patent Right in such country and thereafter have no further obligation to pay such expenses.

          6.2.4 COOPERATION. Each party agrees to cooperate fully in the preparation, filing, and prosecution of any Patent Rights arising under the Custom Array Program. Such cooperation includes, but is not limited to:

     (i) executing all papers and instruments, or requiring its employees or agents, to execute such papers and instruments, so as to effectuate the ownership of Patent Rights as established under this Agreement and to enable the other party to apply for and to prosecute patent applications in any country;

     (ii) promptly informing the other party of any matters coming to such party's attention that may affect the preparation, filing, or prosecution of any such patent applications; and

     (iii) undertaking no actions that are potentially deleterious to the preparation, filing, or prosecution of such patent applications.

     6.3  INFRINGEMENT.

          6.3.1 OFFENSIVE ACTIONS. Each party will promptly notify the other party if they become aware of any potential infringement of Patent Rights arising under this Agreement. Neither party shall have any obligation to initiate an infringement action to assert any Patent Right under this Agreement.

          6.3.2 DEFENSIVE ACTIONS. Bayer will indemnify, defend, and hold harmless ArQule, its Affiliates, and their respective officers, directors, employees, and agents from any and all loss, damage, cost, and expense (including reasonable attorneys fees) and amounts paid in settlement arising from any actual or alleged infringement claim brought by a third party, in law or in equity, based on activities undertaken pursuant to this Agreement (except for claims based solely on the practice of an ArQule Patent Right or the use of an ArQule Technology) or based on the manufacture or sale of a final product based on a Custom Array Compound. In the event that ArQule intends to claim indemnification under this Subsection. ArQule shall promptly notify Bayer of the infringement action and Bayer shall assume the defense of the action under its sole control, including the right to effect a settlement. A failure to deliver notice to Bayer within a reasonable time shall relieve Bayer of its indemnity obligation under this Subsection to the extent such failure prejudices the ability of Bayer to defend such action. ArQule shall cooperate fully with Bayer and its legal representatives in the investigation and defense of the action. In the event of a settlement, Bayer shall obtain the prior consent of ArQule (which will not be unreasonably withheld) before agreeing to any settlement that imposes restrictions which are inconsistent with the rights and obligations of the parties under this Agreement.

     6.4 ACCESS TO RESTRICTED TECHNOLOGY. Bayer acknowledges that ArQule is subject to restrictions on the use of certain synthetic methods and chemical compositions that Bayer may desire to access in the Custom Synthesis Program. For the purposes of this Section, the term


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"RESTRICTED PATENT RIGHTS" means Patent Rights that, as of the Effective Date and thereafter during the term of this Agreement, ArQule has the ability to license, sublicense, or practice in the Custom Array Program with the consent of or payment to a third party, and the term "RESTRICTED TECHNOLOGY" means Technology that, as of the Effective Date and thereafter during the term of this Agreement, ArQule has the ability to license, sublicense, or use in the Custom Array Program with the consent of or payment to a third party. At the request of Bayer, ArQule will use commercially reasonable efforts to obtain the ability for Bayer (i) to practice Restricted Patent Rights and to use Restricted Technology within the Custom Array Program and (ii) to grant to Bayer and its Affiliates, for internal research and development purposes, a non-exclusive, worldwide license (without the right to sublicense) under the Restricted Patent Rights and other rights in Restricted Technology. ArQule will grant this license to Bayer on terms which, considered in the aggregate, are at least as favorable as the terms given to any third party. Bayer acknowledges that the grant of such rights may require execution of a separate sublicense agreement or payment of additional consideration, or both. Bayer shall not have any obligation to enter into any sublicense agreement or pay any additional consideration that Bayer has not approved in advance; however, in such event, ArQule shall have no obligation to practice any Restricted Patent Rights or use any Restricted Technology in the Custom Array Program.

7.   CONFIDENTIAL INFORMATION.

     7.1 DESIGNATION OF CONFIDENTIAL INFORMATION. Confidential Information that is disclosed in writing shall be marked with a legend indicating its confidential status. Confidential Information that is disclosed orally or visually shall be documented in a written notice prepared by the Disclosing Party and delivered to the Receiving Party within thirty (30) days of the date of disclosure; such notice shall summarize the Confidential Information disclosed to the Receiving Party and reference the time and place of disclosure.

     7.2  OBLIGATIONS. The Receiving Party agrees that it shall:

     (i) maintain all Confidential Information in strict confidence, except that the Receiving Party may disclose or permit the disclosure of any Confidential Information to its, and its Affiliates, directors, officers, employees, consultants, and advisors who are obligated to maintain the confidential nature of such Confidential Information and who need to know such Confidential Information for the purposes set forth in this Agreement;

     (ii) use all Confidential Information solely for the purposes set forth in, or as permitted by, this Agreement; and

     (iii) allow its directors, officers, employees, consultants, and advisors to reproduce the Confidential Information only to the extent necessary to effect the purposes set forth in this Agreement, with all such reproductions being considered Confidential Information.

     7.3 EXCEPTIONS. The obligations of the Receiving Party under Section 7.2. above shall not apply to the extent that the Receiving Party can demonstrate that certain Confidential Information:

     (i) was in the public domain prior to the time of its disclosure under this Agreement;

     (ii) entered the public domain after the time of its disclosure under this Agreement through means other than an unauthorized disclosure resulting from an act or omission by the Receiving Party;

     (iii) was independently developed or discovered by the Receiving Party without use of the Confidential Information;

     (iv) is or was disclosed to the Receiving Party at any time, whether prior to or after the time of its disclosure under this Agreement, by a third party having no fiduciary relationship with the Disclosing Party and having no obligation of confidentiality to the Disclosing Party with respect to such Confidential Information; or

     (v) is required to he disclosed to comply with applicable laws or regulations (such as disclosure to the FDA or the United States Patent and Trademark Office or to their foreign equivalents), or to comply with a court or administrative order, provided that the Disclosing Party receives prior written notice of such disclosure and that the Receiving Party takes all reasonable and lawful actions to obtain confidential treatment for such disclosure and, if possible, to minimize the extent of such disclosure.

     7.4 RETURN OF CONFIDENTIAL INFORMATION. Upon the termination of this Agreement, at the request of the Disclosing Party, the Receiving Party shall destroy or return to the Disclosing Party all originals, copies, and summaries of documents, materials, and other tangible manifestations of Confidential Information in the possession or control of the Receiving Party, except that (i) Bayer shall retain the Confidential Information disclosed by ArQule under
Section 3.5. pertaining to structures of Custom Array Compounds, purity of Custom Array Sets, experimental procedures for Chemical Themes, and information disclosed pursuant to Section 4.2. (Technology Transfer), (ii) ArQule shall retain the Confidential Information disclosed by Bayer pertaining to Chemical Themes, experimental procedures for Chemical Themes, and information disclosed pursuant to Section 4.1. (Technology Transfer), and (iii) the Receiving Party may retain one copy of the Confidential Information in the possession of its Legal Department solely for the purpose of monitoring its obligations under this Agreement.

     7.5 PUBLICATION. Either party may disclose Confidential Information of the other party in a scientific publication or presentation approved by the Steering Committee and approved by the appropriate procedures within Bayer and ArQule.

     7.6 SURVIVAL OF OBLIGATIONS. Except as otherwise expressly provided in this Agreement, the obligations set forth in this Article shall remain in effect for a period of [*] years after termination of this Agreement, provided that the obligations of the Receiving Party to destroy or return Confidential Information to the Disclosing Party shall survive until fulfilled.

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*Confidential treatment has been requested for the marked portion.

8.   PROPRIETARY MATERIALS.

     8.1 OWNERSHIP. Bayer acknowledges and agrees that any Proprietary Materials provided to Bayer and its Affiliates under this Agreement are and shall remain the property of ArQule. ArQule acknowledges and agrees that any Proprietary Materials provided to ArQule and its Affiliates under this Agreement are and shall remain the property of Bayer. The foregoing notwithstanding, the parties agree that ownership of any intellectual property rights in Proprietary Materials shall be determined in accordance with Articles 6.1. and 6.2.3.

     8.2 RESTRICTIONS ON USE AND TRANSFER. Each Recipient agrees to use such Proprietary Materials only for the purposes indicated by the Provider, and shall not transfer the Proprietary Materials to any third party without the prior written consent of the Provider. Each Recipient further agrees to inform its employees and consultants about the proprietary nature of the Proprietary Materials and to take reasonable precautions, at least as stringent as those observed by Recipient to protect its own Proprietary Materials, to ensure that such employees and consultants observe the obligations of Recipient under this Section.

     8.3 DISPOSITION OF UNUSED MATERIALS. Upon the expiration or termination of this Agreement, or earlier at the request of the Provider, Recipient will return or destroy any unused Proprietary Materials furnished by Provider.

     8.4 COMPLIANCE WITH LAW. Recipient agrees to comply with all United States, German, and international laws and regulations applicable to the use, storage, disposal, and transfer of Proprietary Materials furnished by Provider, including without limitation the Toxic Substances Control Act (15 USC 2601 et seq.) and implementing regulations (in particular, 40 CFR 720.36 [Research and Development Exemption]), the Food, Drug, and Cosmetic Act (21 USC 301 et seq.) and implementing regulations, and all Export Administration Regulations of the Department of Commerce, Recipient assumes sole responsibility for any violation of such laws or regulations by Recipient or any of its Affiliates.

     8.5 LIMITATION OF LIABILITY. Any Proprietary Materials delivered pursuant to this Agreement are understood to be experimental in nature and may have hazardous properties. Recipient should assume that the materials are dangerous and should use appropriate precautions. PROVIDER MAKES NO REPRESENTATIONS, AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPRIETARY MATERIALS FURNISHED TO RECIPIENT. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. PROVIDER DISCLAIMS ANY WARRANTY, EXPRESS OR IMPLIED, THAT THE USE OF ANY PROPRIETARY MATERIALS WILL NOT INFRINGE ANY PATENT OR OTHER INTELLECTUAL PROPERTY RIGHTS OF A THIRD PARTY, AND PROVIDER SHALL HAVE NO LIABILITY RELATING THERETO EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT.

9.   TERM AND TERMINATION.

     9.1 TERM. This Agreement shall commence on the Effective Date and shall remain in effect for a period of [*] years, unless earlier terminated as provided in this Article 9.

     9.2 MATERIAL BREACH. In the event that either party commits a material breach of any of its obligations under this Agreement and such party fails (i) to remedy that breach within sixty (60) days after receiving written notice thereof from the other party or (ii) to commence dispute resolution pursuant to
Article 10, within sixty (60) days after receiving written notice of that breach from the other party, the other party may immediately terminate this Agreement upon written notice to the breaching party. If ArQule has substantially not met the requirements of the Production Plan for two consecutive calendar quarters, according to objective criteria set in advance by the Steering Committee, the parties agree that such event shall constitute a material breach under this Agreement.

     9.3 TERMINATION DUE TO ACQUISITION. If any third party which is a competitor of Bayer shall purchase substantially all the assets of ArQule, or if there is a change of control of ArQule. Bayer may terminate this Agreement upon [*] days' written notice which is received by ArQule or its parent; successor, or the surviving or new entity resulting from the business combination, as the case may be. As used herein, the term "change of control" shall mean the acquisition by a third party which is a competitor of Bayer of more than fifty percent (50%) of the voting stock of ArQule.

     9.4 FORCE MAJEURE. Neither party will be responsible for delays resulting from acts beyond the control of such party, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance hereunder with reasonable dispatch whenever such causes are removed.

     9.5 EFFECT OF TERMINATION. Termination of this Agreement shall not relieve the parties of any obligation accruing prior to such termination. The following provisions shall survive the expiration or termination of this Agreement:
Sections 3.6., 3.7., 5.4., 5.5., 5.6., 6.1., 6.2., 6.3., 9.5., 12.8., 12.10.,
and 12.13.; and Articles 4, 7, 8, 10, and 11.

10.  DISPUTE RESOLUTION.

     10.1 PROCEDURES MANDATORY. The parties agree that any dispute arising out of or relating to this Agreement shall be resolved solely by means of the procedures set forth in this Article, and that such procedures constitute legally binding obligations that are an essential provision of this Agreement; provided, however, that all procedures and deadlines specified in this Article may be modified by written agreement of the parties. If either party fails to observe the procedures of this Article, as modified by their written agreement, the other party may bring an action for specific performance in any court of competent jurisdiction.

     10.2 DISPUTE RESOLUTION PROCEDURES.

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*Confidential treatment has been requested for the marked portion.

          10.2.1 NEGOTIATION. In the event of any dispute arising out of or relating to this Agreement, the affected party shall notify the other party, and the Steering Committee shall attempt in good faith to resolve the matter, subject to the approval of the senior management of both parties, within ten
(10) days after the date such notice is received by the other party (the "Notice Date"). Any disputes not resolved by good faith discussions by the Steering Committee shall be referred to the Chief Executive Officer of ArQule and the Head of Pharmaceutical Research of Bayer, who shall meet at a mutually acceptable time and location within sixty (60) days after the Notice Date and attempt to negotiate a settlement.

          10.2.2 TRIAL WITHOUT JURY. If the matter remains unresolved within ninety (90) days after the Notice Date, each party shall have the right to pursue any other remedies legally available to resolve the dispute, provided, however, that the parties expressly waive any right to a jury trial in any legal proceeding under this Section. Any legal action taken under this Section by either party shall be brought only in a federal or state court located in the State of New York, and the parties hereby irrevocably consent to jurisdiction in the federal and state courts of the State of New York.

11.  INDEMNIFICATION AND INSURANCE.

     11.1 INDEMNIFICATION. Bayer agrees to defend, indemnify and hold ArQule, its Affiliates and their respective directors, officers, employees, and agents (the "Indemnitees") harmless from all costs, judgments, liabilities, and damages assessed by a court of competent jurisdiction arising from claims asserted by a third party against any of the Indemnitees as a result of: (i) actual or asserted violations by Bayer or its Affiliates, sublicensees, or third party manufacturers of any applicable law or regulation that relates to the manufacture, distribution, or sale of any product containing an Custom Array Compound, or any derivative or analog thereof, including without limitation any alleged or actual claim that such product was adulterated, misbranded, or mislabeled; (ii) claims for bodily injury, death, or property damage attributable to the manufacture, distribution, sale, or use by Bayer or its Affiliates, subicensees, or third party manufacturers of any product containing an Custom Array Compound or any derivative or analog thereof; or (iii) a recall ordered by a governmental agency, or required by a confirmed failure, of any product containing an Custom Array Compound or any derivative or analog thereof, that is manufactured, distributed, or sold by Bayer, its Affiliates, sublicensees, or third party manufacturers.

     11.2 PROCEDURE. The Indemnitees agree to provide Bayer with prompt written notice of any claim, suit, action, demand, or judgment for which indemnification is sought under this Agreement. Bayer agrees, at its own expense, to provide attorneys reasonably acceptable to ArQule to defend against any such claim. The Indemnitees shall cooperate fully with Bayer in such defense and will permit Bayer to conduct and control such defense and the disposition of such claim, suit, or action (including all decisions relative to litigation, appeal, and settlement); provided, however, that any Indemnitee shall have the right to retain its own counsel, at the expense of Bayer, if representation of such Indemnitee by the counsel retained by Bayer would be inappropriate because of actual or potential differences in the interests of such Indemnitee and any other party represented by such counsel. Bayer agrees to keep ArQule informed of the progress in the defense and disposition of such claim and to consult with ArQule with regard to any proposed settlement.

     11.3 INSURANCE. Bayer shall maintain appropriate product liability insurance or self-insurance with respect to development, manufacture, and sales of products containing Custom Array Compounds or any derivatives or analogs thereof, in such amount as Bayer customarily maintains with respect to sales of its other products. Bayer shall each maintain such insurance for so long as it continues to manufacture or sell such products, and thereafter for so long as Bayer maintains insurance for itself covering such manufacture or sales.

12.  MISCELLANEOUS.

     12.1 PUBLICITY. Neither party shall reveal the terms of this Agreement or use the name of the other party in connection with any promotional statements to the public about the work performed under this Agreement or the relationship between the parties. Whether in a press release, advertisement, promotional sales literature, or other promotional oral or written statements, without the prior written approval of the other party, which consent shall not he unreasonably withheld or delayed, except for restatements of previously-approved statements and disclosures required by applicable law or regulation.

     12.2 RELATIONSHIP OF PARTIES. For the purposes of this Agreement, each party is an independent contractor and not an agent or employee of the other party. Neither party shall have authority to make any statements, representations, or commitments of any kind, or to take any action which shall be binding on the other party, except as may be explicitly provided for herein or authorized in writing.

     12.3 REPRESENTATIONS AND WARRANTIES. Each party represents and warrants to the other party (i) that it has the legal right, power, and authority to enter into this Agreement, to extend the rights and licenses granted to the other party in this Agreement, and to fully perform its obligations under this Agreement, and (ii) that the performance of such obligations will not conflict with its charter documents or any agreements, contracts, or other arrangements to which it is a party. In the event that a party becomes aware that any of its representations and warranties under this Section become untrue during the term of this Agreement, such party shall immediately furnish the other party with written notice which describes the facts in reasonable detail.

     12.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

     12.5 HEADINGS. All headings in this Agreement are for convenience only and shall not affect the meaning of any provision hereof.

     12.6 BINDING EFFECT. This Agreement shall inure to the benefit of and be binding upon the parties and their respective lawful successors and assigns.

     12.7 ASSIGNMENT. Neither party may assign this Agreement without the prior written consent of the other party, except that a party may assign this Agreement to an Affiliate or to a successor in connection with the merger, consolidation, or sale of all or substantially all of its assets or that portion of its business pertaining to the subject matter of this Agreement.

     12.8 NOTICES. All notices, requests, demands and other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given upon the date of receipt it' delivered by hand, recognized national overnight courier, confirmed facsimile transmission, or registered or certified mail, return receipt requested, postage prepaid, to the following addresses or facsimile numbers:

     If to Bayer:

                         Bayer AG
                         Pharmaceuticals Business Group
                         Attn:   International Cooperation and Licensing
                         Q30
                         D-51368 Leverkusen
                         Germany

     with a copy (which shall not constitute notice) to:

                         Bayer AG
                         KB-RP
                         Attn:   Patents and Licensing/Pharma
                         Q18
                         D-51368 Leverkusen
                         Germany

     If to ArQule:

                         ArQule, Inc.
                         200 Boston Avenue
                         Medford, MA  02155
                         Attn:   President
                         Tel:    (781) 395-4100
                         Fax:    (781) 393-8321

     with a copy (which shall not constitute notice) to:

                         ArQule, Inc.
                         200 Boston Avenue
                         Medford, MA  02155
                         Attn:   Legal Department
                         Tel:    (781) 395-4100
                         Fax:    (781) 393-8321

Either party may change its designated address and facsimile number by notice to the other party in the manner provided in this Section.

     12.9 AMENDMENT AND WAIVER. This Agreement may be amended, supplemented, or otherwise modified at any time, but only by means of a written instrument signed by both parties. Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

     12.10 GOVERNING LAW. This Agreement and the legal relations among the parties shall be governed by and construed in accordance with the laws of the State of New York irrespective of any conflict of laws principles.

     12.11 HART-SCOTT-RODINO ACT. If required by law, the parties shall, at their own expense, prepare and make appropriate filings under Title II of the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder (16 C.F.R. 801.1 et. seq.) (the "Act") as soon as reasonably practicable. The parties shall co-operate in the antitrust clearance process and agree to furnish promptly to the FTC and the Antitrust Division of the Department of Justice any additional information reasonably requested by them in connection with such filings. In such event, the parties shall delay performance under this Agreement until such time as the requirements of the Act are met, and shall adjust the time periods for performance accordingly.

     12.12 SEVERABILITY. In the event that any provision of this Agreement shall, for any reason, be held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid or unenforceable provision had not been included herein.

     12.13 NON-SOLICITATION. During the term of this Agreement and thereafter for a period of [*] years, Bayer shall not persuade or induce, or attempt to persuade or induce, any ArQule employee to discontinue his or her employment with ArQule in order to become employed by or associated with Bayer; its Affiliates; or any other business, enterprise, or effort that is associated with Bayer.

     12.14 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior or contemporaneous oral and prior written agreements and understandings.

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                                      -18-

     IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as a sealed instrument effective as of the date first above written.

                                             BAYER A.G.


                                             By:  /s/ Dr. P. Bamelis
                                                --------------------------------
                                                Name:  Dr. P. Bamelis
                                                Title: Member of the Board
                                                       of Management


                                             By:  /s/ Dr. Van der Kerchhoff
                                                --------------------------------
                                                Name:  Dr. Van der Kerchhoff
                                                Title: Licensing Manager



                                             ARQULE, INC.


                                             By: /s/ Stephen Hill      09/08/99
                                                --------------------------------
                                                Name:  Stephen Hill
                                                Title: President and Chief
                                                       Executive Officer

                                    EXHIBIT A

                                DESCRIPTION OF [*]
                                ------------------

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*Confidential treatment has been requested for the marked portion.

[*]


------------------
*Confidential treatment has been requested for the marked portion.

                                    EXHIBIT B

                                DESCRIPTION OF [*]
                                ------------------


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*Confidential treatment has been requested for the marked portion.

[*]


------------------
*Confidential treatment has been requested for the marked portion.

                                    EXHIBIT C

                 OPERATIONAL PROCEDURES FOR LIBRARY EXCLUSIVITY
                 ----------------------------------------------

[*]


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*Confidential treatment has been requested for the marked portion.

                                    EXHIBIT D

           STANDARD PROCEDURE FOR THE AUTOMATED PROCESS DEVELOPMENT OF
           -----------------------------------------------------------
                                CUSTOM ARRAY SETS
                                -----------------

[*]


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*Confidential treatment has been requested for the marked portion.